Exhibit 99.1
Asta Funding, Inc.
     FOR IMMEDIATE RELEASE

CONTACT:
Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc.
llc
(201) 567-5648	(212) 370-4500; (212) 370-4505
(Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING ANNOUNCES MANAGEMENT APPOINTMENTS
ENGLEWOOD CLIFFS, NJ, January 8, 2008 — Asta Funding, Inc., (NASDAQ: ASFI), a company that acquires, manages, collects and services portfolios of distressed consumer receivables for its own account, today announced the appointment of Cameron (Bill) Williams to the newly created position of Chief Operating Officer and the promotion of Mary Curtin to the position of Senior Vice President.
In this new role, Mr. Williams’ responsibilities include outsourced servicing activities, the acquisition and sale of portfolios, and certain support functions — human resources, portfolio analysis, and process management. Prior to joining Asta Funding, Williams spent 40 years in finance company operations. He spent the last eight years as the CEO of Popular, Inc.’s North American finance company operations. Before his time with Popular, he was the Chief Operating Officer of BankAmerica’s consumer finance company.
Ms. Curtin has spent the last seven years in the capacity of Vice President of Operations for Asta Funding, Inc. In her new role she will now be involved in the review and acquisition of new portfolios, while continuing to oversee the internal collection activities, and the management of the associated supporting departments. Prior to joining Asta Funding, Mary Curtin spent 10 years in analytical and operational capacities within the financial industry.
Gary Stern, Asta’s President and CEO, said, “I am pleased to announce these new appointments for Asta, which I believe will strengthen our management team. Bill’s appointment adds depth to our management pool and will help us continue to grow the organization while building a necessary view to best practices in managing that growth. Mary has been a major contributor to Asta’s success. Her promotion will enable us to utilize her talents in other critical areas of the organization as we execute on our strategies.”

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2007, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.